Exhibit 8.2

OPINION OF O’MELVENY & MYERS LLP

April 5, 2022

Belite Bio, Inc

5820 Oberlin Drive, Suite 101,

San Diego, CA 92121

United States of America

Re:	American Depositary Shares (the “ADSs”), each representing 1 ordinary shares of Belite Bio, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to the Company, a Cayman Islands company, in connection with the filing of a Registration Statement on Form F-1 (the “F-1 Registration Statement”) with the Securities and Exchange Commission on April 5, 2022 (File No. 333-      ), for registration under the Securities Act of 1933, as amended (the “Act”), of ADSs in an initial public offering.  Each ADS represents 1 ordinary shares, par value US$ 0.0001 of the Company. You have requested our opinion concerning statements in the “Taxation — United States Federal Income Tax Considerations” section of the F-1 Registration Statement.

In our capacity as counsel to the Company, we have examined originals or copies of those corporate and other documents we considered appropriate, including the F-1 Registration Statement and the forms of agreements attached as exhibits thereto and such other records, documents, certificates or other instruments, and other written factual representations provided by the Company for us to rely on, as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed that the transactions described in the F-1 Registration Statement and the forms of agreements attached as exhibits thereto will be performed in the manner described therein. We have not made an independent investigation of documents submitted or facts represented to us.

On the basis of the foregoing and our consideration of those questions of law we considered relevant, and subject to the limitations, qualifications, and assumptions set forth in this opinion, we confirm that the discussion in the “Taxation — United States Federal Income Tax Considerations” section of the F-1 Registration Statement, to the extent that it constitutes matters of U.S. federal income tax law or legal conclusions relating to the U.S. federal income tax laws of the United States and subject to the qualifications therein, represents our opinion and constitutes accurate summaries of such matters in all material respects.

Our opinion is based on the existing provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations thereunder (both final and proposed), and interpretations thereof by the Internal Revenue Service and the courts having jurisdictions over such matters and other applicable authorities in effect as of the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in such opinion. We express no opinion with respect to the applicability, or the effect, of other U.S. federal laws, the laws of any state, the laws of any foreign country or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein. Our opinion is rendered to the Company as of the date of this letter and we undertake no obligation to update it subsequent to the date of this letter. Any changes or differences in the facts from those disclosed in the F-1 Registration Statement will affect our opinion.

We consent to the Company’s use of this opinion as an Exhibit to the F-1 Registration Statement, to the Company’s reference to our name in the “Taxation” and “Legal Matters” sections of the F-1 Registration Statement and to the discussion of this opinion in the prospectus included in the F-1 Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP